Exhibit 99.1
Pinnacle Airlines Corp. Announces Purchase of Colgan Air, Inc.
MEMPHIS, TN, Jan 18, 2007 (MARKET WIRE via COMTEX News Network) — Pinnacle Airlines Corp. (NASDAQ: PNCL) today announced the purchase of Colgan Air, Inc., which maintains its headquarters in Manassas, Virginia. Pinnacle Airlines Corp. is the parent company of Pinnacle Airlines, Inc., a regional airline doing business as Northwest Airlink.
Pinnacle Airlines Corp. will pay $20 million for all of the issued and outstanding capital stock of Colgan Air, with $10 million in the form of an immediate cash payment and $10 million in the form of a one-year note secured by the stock of Colgan Air. The acquisition will be completed today subject to any applicable regulatory review.
Colgan Air is a premier turbo-prop regional airline operating as Continental Connection, United Express and US Airways Express. Launched in 1991 as a family-owned and operated company, today Colgan Air offers 354 daily flights to 53 cities in 13 states. Colgan is recognized for the exceptional service levels it provides its Customers and is a leader in providing air service to small and medium-sized cities in the United States. Colgan operates 39 Saab 340 and 11 Beech 1900 regional airliners, and has hub operations in Boston, Houston, New York, Pittsburgh and Washington, D.C. Colgan Air employs approximately 1,100 People and transported nearly 1.5 million Customers in 2006. Colgan has experienced strong revenue growth over the past years. In 2005 Colgan had revenues of approximately $137 million. Colgan projects that it will have revenues of approximately $190 million in 2006.
“This is a strategic move for our organization and offers Pinnacle Airlines Corp. extraordinary opportunities by diversifying and expanding into multiple platforms,” said Philip H. Trenary, President & CEO of Pinnacle Airlines Corp. “Colgan Air has a highly productive workforce with knowledge, experience and fantastic dedication.”
This purchase provides Pinnacle Airlines Corp. with two separate platforms for growth.
Mr. Trenary continued, “The purchase of Colgan Air gives our corporation access to and relationships with three of the largest carriers in the United States: Continental Airlines, United Airlines and US Airways. When combined with Pinnacle Airlines, Inc.’s airline services agreement with Northwest Airlines, Pinnacle Airlines Corp. now code-shares with a significant proportion of the major airlines in the United States. These new relationships will be invaluable to helping grow both Pinnacle Airlines, Inc. and Colgan Air.”
Mr. Trenary also explained that the newly expanded corporate organization will be better able to diversify fixed costs across a wider base, creating more efficiency and lowering unit operating costs at both carriers. “We believe both airlines will be more competitive in the marketplace as a result of this purchase.”
Pinnacle Airlines Corp. expects that the acquisition of Colgan Air will result in a slight increase to consolidated earnings per share for the year ended December 31, 2007, with a more significant positive impact in future years as both airlines benefit from the customer relationships and economies of scale that this acquisition brings.
Mike Colgan, President & CEO of Colgan Air, will remain in his current capacity as President and CEO of Colgan Air, Inc. for the immediate future. Mr. Colgan will be an instrumental liaison between Pinnacle Airlines Corp. and Colgan Air as they create a seamless transition for the current Colgan customers.
Mr. Colgan stated, “We are very proud of Colgan Air and see this as an exciting step forward. While this was not an easy decision for our family, we considered the strength of Pinnacle Airlines Corp. and its management team as an opportunity to continue the growth of the company in an ever-evolving industry. The employees of Colgan Air are more than just employees here — they are family. Collectively, the entire Colgan Air Family, along with our customers, has made this possible. The management team of Pinnacle Airlines Corp. has been long-time friends and industry colleagues; I join them in welcoming everyone to this new and exciting venture.”
Phil Trenary added, “Colgan Air is a family-centric organization with a positive attitude and an excellent team of service focused professionals. This makes Colgan an excellent cultural fit with our company and our People. Additionally, we are pleased that several members of the Colgan family will continue to work with us through the transition and into the future.”
Pinnacle Airlines, Inc. and Colgan Air will operate as two separate entities with independent and separate management structures. Pinnacle Airlines Corp. and Pinnacle Airlines, Inc. will remain at the current headquarters in Memphis, TN. Colgan Air will maintain its operational headquarters in Manassas, VA, provided it continues to make operational and financial sense for the organization.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 127 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express. Colgan Air operates a fleet of 39 Saab 340 and 11 Beech 1900 turbo-prop regional airliners.
Safe Harbor
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
For further information, please contact:
Philip Reed
Telephone: 901.348.4257
E-mail: PReed@nwairlink.com